HEI Exhibit 12 (page 1 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	2008		2007		2006
Years ended December 31	(1)	(2)	(1)	(2)	(1)	(2)
(dollars in thousands)

Fixed charges
Total interest charges (3)	$120,083	$181,566	$156,575	$238,454	$148,160	$221,774
Interest component of rentals	5,354	5,354	5,367	5,367	4,729	4,729
Pretax preferred stock dividend requirements of subsidiaries	2,894	2,894	2,899	2,899	2,974	2,974

Total fixed charges	$128,331	$189,814	$164,841	$246,720	$155,863	$229,477

Earnings
Pretax income from continuing operations	$139,256	$139,256	$131,057	$131,057	$171,055	$171,055
Fixed charges, as shown	128,331	189,814	164,841	246,720	155,863	229,477
Interest capitalized	(3,741)	(3,741)	(2,552)	(2,552)	(2,879)	(2,879)

Earnings available for fixed charges	$263,846	$325,329	$293,346	$375,225	$324,039	$397,653

Ratio of earnings to fixed charges	2.06	1.71	1.78	1.52	2.08	1.73

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12 (page 2 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Continued

	2005		2004
Years ended December 31	(1)	(2)	(1)	(2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$144,671	$196,735	$142,779	$189,963
Interest component of rentals	4,133	4,133	3,935	3,935
Pretax preferred stock dividend requirements of subsidiaries	2,976	2,976	2,956	2,956

Total fixed charges	$151,780	$203,844	$149,670	$196,854

Earnings
Pretax income from continuing operations	$201,344	$201,344	$200,219	$200,219
Fixed charges, as shown	151,780	203,844	149,670	196,854
Interest capitalized	(2,020)	(2,020)	(2,542)	(2,542)

Earnings available for fixed charges	$351,104	$403,168	$347,347	$394,531

Ratio of earnings to fixed charges	2.31	1.98	2.32	2.00

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.